                                                             Exhibit 15(a)(2)

                                   AMENDMENT NO. 1
                                          TO
                               MASTER DISTRIBUTION PLAN
                                          OF
                           AIM SPECIAL OPPORTUNITIES FUNDS
                             (CLASS A AND CLASS C SHARES)


     The Master Distribution Plan (the "Agreement"), dated effective ____________, 1998, as amended, by AIM Special Opportunities Funds, a Delaware business trust, with respect to the Class A and Class C Shares of each series of shares of beneficial interest as set forth in the Agreement, is hereby amended as follows:

     Appendix A of the Agreement is hereby deleted in its entirety and replaced with the following:

                                    APPENDIX A
                                         TO
                              MASTER DISTRIBUTION PLAN
                                         OF
                          AIM SPECIAL OPPORTUNITIES FUNDS

                                 (DISTRIBUTION FEE)


     The Fund shall pay the Distributor as full compensation for all services rendered and all facilities furnished under the Distribution Plan for each Portfolio as designated below, a Distribution Fee* determined by applying the annual rate set forth below as to each Portfolio (or Class A and Class C thereof) to the average daily net assets of the Portfolio (or Class A and Class C thereof) for the plan year, computed in a manner used for the determination of the offering price of shares of the Portfolio (or Class A and Class C thereof).


                                                 ASSET
                                                 BASED               MAXIMUM
                                                 SALES     SERVICE  AGGREGATE
     PORTFOLIO                                   CHARGE      FEE       FEE
     ---------                                   ------      ---       ---
     (Class A Shares)

     AIM Mid Cap Opportunities Fund               0.10%     0.25%     0.35%
     AIM Small Cap Opportunities Fund             0.10%     0.25%     0.35%

     PORTFOLIO
     ---------
     (Class C Shares)

     AIM Mid Cap Opportunities Fund               0.75%     0.25%     1.00%
     AIM Small Cap Opportunities Fund             0.75%     0.25%     1.00%


-------------------------

* The Distribution Fee is payable apart from the sales charge, if any, as stated in the current prospectus for the Portfolio.

          All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.




Dated: ______________________, 1998



                                        AIM SPECIAL OPPORTUNITIES FUNDS



Attest:                                 By:
       ----------------------------        -------------------------------------
          Assistant Secretary                     Carol F. Relihan

                                                  Senior Vice President


[SEAL]